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                                                                      EXHIBIT 23


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-39167 and Form S-4 No. 333-30545) and related Prospectus and Registration Statements (Form S-8 Nos. 333-45265, 333-01011, 333-18115 and 333-32981) pertaining to the amended and restated 1997 Incentive Stock Plan, 1996 Performance-Based Restricted Stock Plan, and 1984 Employee Stock Purchase Plan of Lam Research Corporation of our report dated July 23, 1998, except for the note "Subsequent Event" as to which this date is September 14, 1998, with respect to the consolidated financial statements and schedule of Lam Research Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 1998.



San Jose, California
September 22, 1998



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